UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 18, 2015

CALLAWAY GOLF COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10962	95-3797580
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2180 Rutherford Road

Carlsbad, California 92008-7328

(Address of Principal Executive Offices, Including Zip Code)

(760) 931-1771

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On August 18, 2015, Callaway Golf Company (the “Company”) entered into exchange agreements with holders of $17,388,000 in aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due August 15, 2019. Pursuant to the exchange agreements, the holders will transfer the notes to the Company and the Company will deliver to the holders a total of 2,318,399 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and make cash payments to the holders representing an exchange inducement and accrued and unpaid interest through the closing date of the exchange transactions. The notes, which are currently convertible into 2,318,399 shares of Common Stock, will be retired upon completion of the exchange transactions. The exchange transactions are expected to close on or about August 19 and 24, 2015.

The issuance of Common Stock in the exchange transactions will be made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof, on the basis that the exchange did not involve any public offering.

The exchange transactions discussed above are in addition to the exchange of $67,595,000 in aggregate principal amount of the notes previously reported by the Company on a current report on Form 8-K filed on August 14, 2015, which closed on August 17 and 18, 2015. Upon completion of the exchange transactions, $27,517,000 in aggregate principal amount of the notes will remain outstanding.

This current report on Form 8-K does not constitute an offer to exchange the notes or other securities of the Company for Common Stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2015	CALLAWAY GOLF COMPANY

	By:	/s/ Brian P. Lynch
Brian P. Lynch
Senior Vice President, General Counsel and Corporate Secretary